Exhibit 99.1

                                                               Exhibit F-1
                                 March 20, 1998



   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, D.C.  20549

             Re:  WPS Resources Corporation
                  Form U-1 Application

   Gentlemen:

             We have examined the Form U-1 Application dated February 25, 1998 (the "Application"), of WPS Resources Corporation ("WPSR"), to which this opinion is an exhibit, requesting an order of the Commission under the Public Utility Holding Company Act of 1935 (the "Act"), authorizing WPSR's acquisition of all of the issued and outstanding common stock of Upper Peninsula Power Corporation ("UPPCo"), a Michigan corporation and an electric utility company as defined by Section 2(a)(3) of the Act, all pursuant to the terms of the Agreement and Plan of Merger by and between WPSR and Upper Peninsula Energy Corporation ("UPEN"), dated as of July 10, 1997, as amended (the "Merger Agreement") and which provides for the merger of UPEN into WPSR (the "Merger"). UPEN is the registered holder and beneficial owner of all of the outstanding common stock of UPPCo.
   Upon consummation of the Merger, UPPCo will become a direct subsidiary of WPSR.

             Based upon our examination of such instruments, documents and matters of law as we have deemed requisite, it is our opinion that:

        1. WPSR is a corporation duly organized and existing under the laws of the State of Wisconsin.

        2. Assuming the proposed Merger is accomplished in accordance with the Merger Agreement and as described in the Application:

             (a) All State laws applicable to the Merger will have been complied with.

             (b) WPSR's common stock, $1 par value, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and, except as indicated below, non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in WPSR's Restated Articles of Incorporation; and UPPCo common stock, $1 par value, when acquired by WPSR in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable, and WPSR, as sole holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in UPPCo's Articles of Incorporation, as amended.

             With respect to the non-assessability of WPSR's common stock,
   Section 180.0622(2)(b) of the Wisconsin Statutes, as judicially interpreted, imposes on the shareholders of such corporation a liability equal to the par value of their shares for all debts which may be due to the employees of that corporation for services performed for the corporation but not to exceed six months' service in any one case.

             (c) WPSR will legally acquire all of the outstanding shares of common stock, $1 par value, of UPPCo.

             (d) The consummation of the Merger will not violate the legal rights of the holders of any securities issued by WPSR, or of any associate company thereof.

             In rendering this opinion we have relied upon the opinion of Rodger T. Ederer as to matters governed by Michigan law.

             We hereby consent to the filing of this opinion as an exhibit to the Application.

                                      Yours truly,


                                      FOLEY & LARDNER